Exhibit 5.1

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

December 29, 2020

LightJump Acquisition Corporation

2735 Sand Hill Road, Suite 110

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Amendment No. 1 to Form S-1, File No. 333-251435 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) for the registration of up to 11,500,000 units, including the underwriters’ over-allotment option (the “Public Units”), with each Public Unit consisting of one share of common stock, par value $0.0001 per share (the “Common Stock”) of LightJump Acquisition Corporation, a Delaware corporation (the “Company”) and one-half of one warrant of the Company, each whole warrant to purchase one share of Common Stock at an initial exercise price of $11.50 (the “Public Warrants”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the following:

1. the Registration Statement;

2. the Company’s Certificate of Incorporation, as amended;

3. the Bylaws;

4. a specimen unit certificate (the “Unit Certificate Specimen”);

5. the Warrant Agreement, by and between the Company and Continental Stock Transfer & Trust Company;

6. a specimen warrant certificate (the “Warrant Certificate Specimen”); and

7. the corporate action of the Company that provides for the issuance of the Public Units, the Common Stock and the Public Warrants.

We have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind, including without limitation, that we have assumed: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) that any entity that is a party to any of the documents reviewed by us has been duly organized, incorporated or formed, and is validly existing and, if applicable, in good standing under the laws of its respective jurisdiction of organization, incorporation or formation; (v) that each party to each document reviewed by us has the full power, authority, and legal right to execute, deliver and perform each such document; (vi) the due authorization, execution and delivery by each party thereto of each document reviewed by us; (vii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of applicable law and the relevant provisions of such document (and/or any other applicable document) prior to its amendment or restatement from time to time; (viii) that each of the documents submitted to or reviewed by us (other than the Public Units and the Public Warrants) constitutes the legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (ix) that the Public Units and the Public Warrants are in the form of the Unit Certificate Specimen and the Warrant Certificate Specimen, as applicable; and (x) that there are no documents or agreements by or among any of the parties to the transaction described in the Registration Statement, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter.

We have not verified any of those assumptions.

Our opinions set forth below are limited to (i) the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and (ii) solely in connection with the opinion given in numbered paragraph 3, the law of the State of New York. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the law of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that:

1. the Public Units are duly authorized for issuance by the Company, and when the Registration Statement becomes effective under the 1933 Act and the Public Units are issued and paid for as described in the Registration Statement, such Public Units will be validly issued, fully paid, and nonassessable.

2. the shares of Common Stock underlying the Public Units are duly authorized for issuance by the Company, and when the Registration Statement becomes effective under the 1933 Act and the Public Units are issued and paid for as described in the Registration Statement, the shares of Common Stock underlying such Public Units will be validly issued, fully paid, and nonassessable.

3. the Public Warrants underlying the Public Units are duly authorized for issuance by the Company, and when the Registration Statement becomes effective under the 1933 Act and the Public Units are issued and paid for as described in the Registration Statement, the Public Warrants underlying such Public Units will be validly issued, fully paid, and nonassessable.

Our opinion in numbered paragraph 3 above is given in reliance on Section 5-1401 of the New York General Obligations Law (“GOL 5-1401”). GOL 5-1401 provides, in pertinent part, that “the parties to any contract . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.” Although the New York Court of Appeals has recently upheld the application of that statute in IRB-Brasil Resseguros, S.A. v. Inepur Invs., S. A., 82 N.E.2d 609 (N.Y. 2012), we note that legal commentators have questioned the validity thereof under the Constitution of the United States, and we express no opinion as to the constitutionality of such law. We draw your attention to the fact that at least one federal court has, notwithstanding the terms of GOL 5-1401, in dictum noted possible constitutional limitations upon GOL 5-1401, in both domestic and international transactions. See e.g., Lehman Brothers Commercial Corp. v. Minmetals Non-Ferrous Metals Trading Co., No. 94 Civ. 8301, 2000 WL 1702039 (S.D.N.Y. Nov. 13, 2000).

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as used in Section 11 of the 1933 Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP